UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2023
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 406 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On March 13, 2023, Groupon, Inc. (the “Company”) entered into an amendment to its Existing Credit Agreement (as defined below) to modify certain financial covenants and provide for additional flexibility in its operations, among other changes. Specifically, the Company and certain of its subsidiaries entered into a Fourth Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (as amended by the First Amendment, dated as of July 17, 2020, the Second Amendment, dated as of March 22, 2021 and the Third Amendment, dated as of September 28, 2022, the “Existing Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party to that Existing Credit Agreement. Following the date of the Amendment, the Company shall be required to maintain a monthly minimum liquidity balance (including any undrawn amounts under the revolving credit facility) of at least $50 million. In addition, for purposes of calculating EBITDA under the Existing Credit Agreement, including for the funded indebtedness to EBITDA ratio, the Amendment increases the cap on certain add-backs for non-recurring charges, restructuring charges and certain run-rate cost savings and synergies to (i) $120 million for the fiscal quarters ending March 31, 2023 and June 30, 2023, (ii) $100 million for the fiscal quarter ending September 30, 2023, (iii) $75 million for the fiscal quarter ending December 31, 2023 and (iv) $60 million for each fiscal quarter ending thereafter.
The Amendment modifies the mandatory prepayment requirement with the proceeds of certain asset sales to require (i) a prepayment from the proceeds of certain asset sales, exceeding $15 million in the aggregate in any fiscal year and (ii) a permanent commitment reduction in connection with any such asset sale prepayment in an amount equal to the proceeds so received that exceed $15 million in the aggregate in any fiscal year.
In addition, the Amendment amends the affirmative covenants including with respect to (w) the delivery of financial statements, (x) requiring delivery of weekly thirteen-week cash flow forecasts and weekly reports comparing actual results against such forecasts, (y) permitting the appointment of a financial advisor to the administrative agent, the reasonable and documented fees, costs and expenses of which shall be the Company’s responsibility and (z) requiring the Company to, within 90 days of the Amendment, appoint a financial advisor to pursue alternative financing arrangements.
The Amendment imposes additional restrictions on the Company’s ability to make certain investments, to incur certain additional indebtedness and to designate unrestricted subsidiaries.
Finally, the Amendment modifies the Existing Credit Agreement (as amended, the “Amended Credit Agreement”) by reducing the Company’s senior secured revolving line of credit from $150 million to $75 million. As of December 31, 2022, the Company had $75 million of borrowings and $24.9 million of letters of credit outstanding under the Existing Credit Agreement. Accordingly, the Company repaid $25 million of these outstanding amounts in connection with the Amendment.
The foregoing description of the Amendment and the Amended Credit Agreement is a summary only. It is qualified in its entirety by reference to the full text of the Amendment and the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure
On March 15, 2023, the Company announced it rescheduled the release of its earnings release and conference call. The Company is rescheduling the call to finalize its earnings release and disclosures, both of which will address the Amendment. The Company will now release its fourth quarter and full year 2022 financial results after the close of market trading on Thursday, March 16, 2023. The Company will also host a conference call to discuss those results at 5:00pm ET on Thursday, March 16, 2023.
A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
10.1
Fourth Amendment, dated as of March 13, 2023, among the Company, the subsidiaries of the Company party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (and as amended by the First Amendment, dated as of July 17, 2020, the Second Amendment, dated as of March 22, 2021 and the Third Amendment, dated as of September 28, 2022), among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

99.1	Press Release issued on March 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: March 15, 2023
By: /s/ Damien Schmitz Name: Damien Schmitz Title: Chief Financial Officer